Exhibit 12.1

ATTORNEYS AT LAW One INDEPENDENT DRIVE JACKSONVILLE, FLORIDA 32202 904.359.2000 TEL 904.359.8700 FAX www.foley.com CLIENT/MATTER NUMBER 045952-0199
22nd Century Group, Inc.	August 8, 2024

321 Farmington Road, Mocksville

North Carolina 27028

Ladies and Gentlemen:

We have served as counsel to 22nd Century Group, a Nevada corporation (the “Company”), in connection with the filing on August 8, 2024, with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) relating to the potential sale by the Company of up to 37,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

In connection with our representation, we have examined: (i) the Offering Statement and exhibits thereto, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (iii) the Amended and Restated Bylaws of the Company, as amended, (iv) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the sale of the Shares pursuant to the Offering Statement and (v) other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and that all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Offering Statement (including any and all post-effective amendments thereto).

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of Title 7 of the Nevada Revised Statutes, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the use of our name under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP